UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     November 3, 2006

      CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)

Vermont (State or other jurisdiction of incorporation)	1-8222 (Commission File Number)	03-0111290 (IRS Employer Identification No.)

       77 Grove Street, Rutland, Vermont               05701

(Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code (802) 773-2711

                                      N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
       (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
       (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

CVPS Settles Request to Recover 2005 Vermont Yankee Refueling Outage Costs - Central Vermont Public Service Corporation ("CVPS") and the Vermont Department of Public Service ("DPS") on November 6, 2006, filed an agreement with the Vermont Public Service Board ("PSB") to recover incremental replacement power costs associated with a scheduled Vermont Yankee refueling outage in 2005.

This settlement will result in a rate increase of 0.34 percent in addition to the 3.73 percent increase previously agreed upon through a Memorandum of Understanding ("MOU") with the DPS announced in September. The MOU and this settlement are both subject to PSB approval, which is expected by mid-December. If approved, the net rate increase, effective Jan. 1, 2007, would be 4.07 percent (equivalent to an additional $10.8 million in rates next year).

Due to Hurricanes Katrina and Rita, the price that CVPS paid for replacement power during the fourth-quarter 2005 Vermont Yankee scheduled refueling outage was significantly higher than what was being recovered in its retail rates. On December 23, 2005, CVPS filed a request for an Accounting Order from the PSB to defer $3.6 million for recovery in its next rate proceeding. The request included $4.7 million for net incremental replacement power costs above those already embedded in retail rates, and the application of a $1.1 million credit associated with a federal tax refund we received through Vermont Yankee Nuclear Power Corp. ("VYNPC") power bills in 2005 to reduce the deferral.

On March 6, 2006, the DPS asked the PSB to deny CVPS's request for an Accounting Order. On March 29, 2006, the PSB opened an investigation on the Accounting Order request. In its testimony filed on April 14, 2006, the DPS calculated that the actual net incremental replacement power costs associated with Hurricanes Katrina and Rita was $1,493,000 but that amount after-tax was not considered material enough to warrant the issuance of an Accounting Order. Instead, the DPS recommended that the $1.1 million credit associated with the federal tax refund, plus unrelated savings expected from increased deliveries under the Hydro-Quebec contract (then estimated at $3.6 million), be recorded as regulatory liabilities for return to ratepayers. The Accounting Order request was later combined for purposes of hearings with CVPS's May 15, 2006 rate increase request

On September 11, 2006, CVPS reached a settlement agreement with the DPS on its rate increase request, reducing the rate request to 3.73 percent. The agreement did not resolve the Accounting Order request, but it included application of the $1.1 million credit associated with the federal tax refund we received through VYNPC power bills in 2005.

Under terms of the Accounting Order settlement, which must be approved by the PSB, CVPS will: 1) establish a regulatory asset of $1,493,000 (pre-tax), representing the deferral of incremental replacement power costs incurred in 2005; 2) recover and amortize the costs over 24 months, beginning with rates effective January 1, 2007; and 3) include the regulatory asset in rate base.

These actions, if approved, would result in a $1,493,000 (pre-tax) favorable impact in the fourth quarter of 2006 since the power costs were previously expensed in the fourth quarter of 2005, and an additional 0.34 percent increase in rates in 2007 as described above.

The First Amendment to the MOU is attached hereto incorporated herein by reference as Exhibit 10.93.1.

Item 9.01. Financial Statements and Exhibits. (d) Exhibits.
Exhibit Number	Description of Exhibit
10.93.1	First Amendment to Memorandum of Understanding, dated November 3, 2006, between the Vermont Department of Public Service and Central Vermont Public Service Corporation.
SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By	/s/ Pamela J. Keefe Vice President, Chief Financial Officer, and Treasurer

November 6, 2006
EXHIBIT INDEX
Exhibit Number	Description of Exhibit
10.93.1	First Amendment to Memorandum of Understanding, dated November 3, 2006, between the Vermont Department of Public Service and Central Vermont Public Service Corporation.